UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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XOMA CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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XOMA CORPORATION

2910 Seventh Street

Berkeley, California 94710

(510) 204-7200

April 11, 2013

To Our Stockholders:

You are cordially invited to attend the annual meeting of stockholders of XOMA Corporation on May 23, 2013 at 9:00 a.m. local time, which will be held at our offices at 2910 Seventh Street, Berkeley, California.

Details of the business to be conducted at the annual meeting are provided in the Notice of Annual Meeting of Stockholders and Proxy Statement. Also, for your information, we are making available a copy of our annual report to stockholders for the fiscal year ended on December 31, 2012. This year, we are providing our stockholders access to all of these materials via the Internet. This reduces the amount of paper necessary to produce these materials, as well as costs associated with mailing all of these materials to all stockholders. Accordingly, on or about April 11, 2013, we will begin mailing a Notice Regarding Internet Availability of Proxy Materials, or the Notice, to all stockholders of record as of March 28, 2013 and will have posted our proxy materials on the website referenced in the Notice (http://wfss.mobular.net/wfss/xoma/). As more fully described in the Notice, all stockholders may choose to access our proxy materials on the website referred to in the Notice, and any stockholder not receiving a printed set of our proxy materials may request to receive a printed set of such materials.

We hope that you will attend the annual meeting. In any event, please promptly vote your proxy by accessing the Internet, via a toll-free telephone number as instructed in the Notice, or if you have elected to receive a paper copy of the proxy materials, by completing, signing and returning the proxy card that is provided.

Sincerely yours,

John Varian Chief Executive Officer

XOMA CORPORATION

2910 Seventh Street

Berkeley, California 94710

(510) 204-7200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AT 9:00 A.M. ON MAY 23, 2013

To the Stockholders of XOMA Corporation:

Notice is hereby given that the annual meeting of stockholders of XOMA Corporation (the “Company”) will be held at the Company’s offices at 2910 Seventh Street, Berkeley, California, on May 23, 2013, at 9:00 a.m. local time, for the following purposes:

1.	To elect directors;

2.	To appoint Ernst & Young LLP to act as the Company’s independent registered public accounting firm for the 2013 fiscal year; and

3.	To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business March 28, 2013, as the record date for the determination of stockholders entitled to notice of, and to vote at, this meeting and at any adjournment or postponement thereof. On March 28, 2013, the Company had 82,887,828 shares of common stock issued and outstanding. The proxy materials prepared in connection with the annual meeting are being made available at http://wfss.mobular.net/wfss/xoma/. Directions to the annual meeting can be found at www.xoma.com.

By Order of the Board of Directors,

Fred Kurland Vice President, Finance, Chief Financial Officer and Secretary

This Proxy Statement and the related proxy card are being sent or made available on or about April 11, 2013.

YOUR VOTE IS IMPORTANT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 23, 2013

Our proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 are available on our website, www.xoma.com, by clicking “Investors” and then “SEC Filings.”

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote over the telephone or the Internet as instructed in these materials, or sign and return your proxy card prior to the meeting in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

XOMA CORPORATION

PROXY STATEMENT

TO THE STOCKHOLDERS:

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of XOMA Corporation, a Delaware corporation (“XOMA” or the “Company”), for use at the annual meeting of stockholders to be held at the Company’s offices at 2910 Seventh Street, Berkeley, California, on May 23, 2013, at 9:00 a.m. local time, or any adjournment or postponement thereof, at which stockholders of record holding shares of Common Stock on March 28, 2013, will be entitled to vote. On March 28, 2013, the Company had issued and outstanding 82,887,828 shares of common stock, par value $0.0075 per share (“Common Stock”). Holders of Common Stock are entitled to one vote for each share held. All references to shares of Common Stock or stockholders of the Company in this proxy statement that relate to a date or period prior to the Company’s change of jurisdiction of incorporation from Bermuda to Delaware that became effective on December 31, 2011 should be considered to be references to the Company’s Common Shares or shareholders of the Company as it was incorporated in Bermuda.

In accordance with the rules of the Securities and Exchange Commission, or SEC, instead of mailing a printed copy of our proxy materials, including our annual report, to each stockholder of record, we have decided to provide access to these materials via the Internet to all of our stockholders. This reduces the amount of paper necessary to produce these materials, as well as costs associated with mailing these materials to all stockholders. Accordingly, on or about April 11, 2013, we will begin mailing a Notice Regarding Internet Availability of Proxy Materials, or the Notice, to stockholders of record holding as of March 28, 2013, and will have posted our proxy materials on the website referenced in the Notice (http://wfss.mobular.net/wfss/xoma/). As more fully described in the Notice, all stockholders may choose to access our proxy materials on the website referred to in the Notice, and any stockholder not receiving a printed set of our proxy materials may request to receive a printed set of such materials.

All registered stockholders can appoint a proxy by paper proxy, by telephone or by Internet by following the instructions included with their proxy card. Stockholders whose shares of Common Stock are registered in the name of a bank or brokerage firm should follow the instructions provided by their bank or brokerage firm on voting their shares of Common Stock. Stockholders whose shares of Common Stock are registered in the name of a bank or brokerage firm participating in the Broadridge Financial Services, Inc. online program may appoint a proxy electronically through the Internet. Instruction forms will be provided to stockholders whose bank or brokerage firm is participating in Broadridge’s program. Signing and returning the proxy card or submitting the proxy by telephone or through the Internet does not affect the right to vote in person at the annual meeting.

In the case of registered stockholders, a proxy may be revoked at any time prior to its exercise by (a) giving written notice of such revocation to the Secretary of the Company at the Company’s principal office, 2910 Seventh Street, Berkeley, California 94710, (b) appearing and voting in person at the annual meeting, (c) properly completing and executing a later-dated proxy and delivering it to the Company at or before the annual meeting, or (d) retransmitting a subsequent proxy by telephone or via the Internet before the annual meeting. Presence without voting at the annual meeting will not automatically revoke a proxy, and any revocation during the meeting will not affect votes previously taken. Stockholders whose shares of Common Stock are registered in the name of a bank or brokerage firm should follow the instructions provided by their bank or brokerage firm on revoking their previously appointed proxies. Abstentions and broker non-votes are each included in the number of shares of Common Stock present and entitled to vote for purposes of establishing a quorum but are not counted in tabulations of the votes cast on proposals presented to stockholders.

The Company will bear the entire cost of solicitation, including preparation, assembly, printing, and delivery of this proxy statement, the proxy card, and any additional material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding in their names shares of Common Stock that are beneficially owned by others to forward to such beneficial owners. The solicitation of proxies may be supplemented by one or more of telephone, telegram, or personal solicitation by directors, officers, or employees of the Company for no additional compensation. Stockholders appointing a proxy through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which will be borne by the stockholders.

STOCK OWNERSHIP

The following table sets forth certain information regarding all stockholders known by the Company to be the beneficial owners of more than 5% of the Company’s issued and outstanding shares of Common Stock and regarding each director, each of our named executive officers and all directors and executive officers as a group, together with the approximate percentages of issued and outstanding shares of Common Stock owned by each of them. Percentages are calculated based upon shares issued and outstanding plus shares that the holder has the right to acquire under stock options, warrants exercisable and restricted stock units releasable within 60 days. The percentages in the table below are based on an aggregate of 82,851,846 shares of Common Stock issued and outstanding as of March 1, 2013. Unless otherwise indicated, amounts are as of March 1, 2013 and each of the stockholders has sole voting and investment power with respect to the shares of Common Stock beneficially owned, subject to community property laws where applicable. An individual’s presence on this or any other table presented herein is not intended to be reflective of such person’s status as a “reporting person” under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The address for each director and executive officer listed in the table below is c/o XOMA Corporation, 2910 Seventh Street, Berkeley, California 94710.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Felix J. Baker and Julian C. Baker(1)	27,850,340	30.80%
Eastern Capital Limited(2)	7,433,304	8.97%
RA Capital Management, LLC(3)	6,698,558	8.08%
FMR LLC(4)	6,108,500	7.37%
BlackRock Inc.(5)	5,703,090	6.88%
William K. Bowes, Jr.(6)	64,647	*
Peter Barton Hutt(7)	86,100	*
Fred Kurland(8)	328,675	*
Joseph M. Limber(9)	2,578	*
Christopher J. Margolin(10)	358,794	*
Kelvin Neu(11)	5,800	*
Paul D. Rubin, M.D.(12)	145,548	*
Patrick J. Scannon, M.D., Ph.D.(13)	324,450	*
W. Denman Van Ness(14)	91,860	*
John Varian(15)	379,529	*
Timothy P. Walbert(16)	52,512	*
Charles C. Wells(17)	172,132	*
Jack L. Wyszomierski(18)	52,995	*
All directors and current executive officers as a group as of the record date (12 persons)(19)	1,893,488	2.24%

*	Indicates less than 1%.
(1)	Based on a Schedule 13D/A filed with the SEC November 1, 2012. The shares are held by Baker Brothers Life Sciences, L.P. (24,496,737 shares, including warrants to purchase 6,608,225 shares), 667, L.P. (2,715,026 shares, including warrants to purchase 792,796 shares), and 14159, L.P. (638,577 shares, including warrants to purchase 174,738 shares). Felix J. Baker and Julian C. Baker are the controlling members of the sole general partners of the limited partnerships that are the sole general partners of these entities, may be deemed to be the indirect beneficial owners of such securities and have indicated shared voting and dispositive power with respect thereto. Kelvin Neu, a Managing Director of Baker Bros. Advisors, LLC, serves on the XOMA Corporation Board of Directors, and the shares held by Baker Bros. Advisors are not beneficially owned by Mr. Neu.

(2)	Based on a Schedule 13G/A filed with the SEC on February 13, 2013. Eastern Capital Limited is wholly-owned by Portfolio Services Ltd., which is wholly-owned by Kenneth B. Dart. Includes warrants to purchase 1,136,363 shares of Common Stock.
(3)	Based on a Schedule 13G/A filed with the SEC on February 14, 2013. The shares are beneficially owned by RA Capital Management, LLC (“RA Capital”) (6,698,558 shares), Peter Kolchinsky (6,698,558 shares) and RA Capital Healthcare Fund, L.P. (“RA Fund”) (3,921,042 shares). Mr. Kolchinsky is the manager of RA Capital, which is the investment adviser and sole general manager of RA Fund and serves as investment adviser to an account owned by a separate investment vehicle that holds shares of Common Stock. These investors also have the right to purchase an additional 687,879 shares of Common Stock pursuant to the terms of warrants, which are not exercisable to the extent that, following such exercise, the total number of shares of Common Stock then beneficially owned by such investors would exceed 4.999% of the total number of then outstanding shares of Common Stock (including the shares issuable upon such exercise).
(4)	Based on a Schedule 13G filed with the SEC on February 14, 2013. The 6,108,500 shares are held by Fidelity Management & Research Company, a wholly-owned subsidiary of FML LLC.
(5)	Based on a Schedule 13G filed with the SEC on January 30, 2013.
(6)	Includes 58,077 shares of Common Stock issuable upon the exercise of options exercisable as of 60 days after the record date.
(7)	Represents 86,100 shares of Common Stock issuable upon the exercise of options exercisable as of 60 days after the record date.
(8)	Includes 5,000 shares of Common Stock held by The Kurland Family Living Trust. Includes 310,190 shares of Common Stock issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 17,396 shares of Common Stock that have vested pursuant to the Company’s Deferred Savings Plan.
(9)	Includes 2,578 shares of Common Stock issuable upon the exercise of options exercisable as of 60 days after the record date.
(10)	Includes 310,018 shares of Common Stock issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 20,308 shares of Common Stock that have vested pursuant to the Company’s Deferred Savings Plan.
(11)	Includes 5,800 shares of Common Stock issuable upon the exercise of options exercisable as of 60 days after the record date.
(12)	Includes 143,512 shares of Common Stock issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 4,422 shares of Common Stock that have been deposited to the Company’s Deferred Savings Plan.
(13)	Includes 4,053 shares of Common Stock held by The Patrick J. Scannon Separate Property Trust. Includes 302,199 shares of Common Stock issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 20,339 shares of Common Stock that have vested pursuant to the Company’s Deferred Savings Plan.
(14)	Includes 2,600 shares of Common Stock held by The Van Ness 1983 Revocable Trust, of which Mr. Van Ness is a trustee. Includes 82,354 shares of Common Stock issuable upon the exercise of options exercisable as of 60 days after the record date.
(15)	Includes 319,450 shares of Common Stock issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 13,797 shares of Common Stock that have been deposited to the Company’s Deferred Savings Plan.
(16)	Represents 48,013 shares of Common Stock issuable upon the exercise of options exercisable as of 60 days after the record date.
(17)	Includes 162,548 shares of Common Stock issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 14,201 shares of Common Stock that have vested pursuant to the Company’s Deferred Savings Plan.
(18)	Represents 48,496 shares of Common Stock issuable upon the exercise of options exercisable as of 60 days after the record date.
(19)	Includes 1,893,488 shares of Common Stock issuable upon exercise of options exercisable as of 60 days after the record date. Does not include 90,463 shares of Common Stock that have vested pursuant to the Company’s Deferred Savings Plan.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The primary objectives of the Company’s compensation program are to enable the Company to attract, motivate and retain outstanding individuals and align their success with that of the Company’s stockholders over the long-term through the creation of stockholder value and achievement of strategic corporate objectives that are fundamental to our business model. We attract and retain executives by benchmarking against peer companies in our industry to ensure that our compensation packages remain competitive. This practice is discussed in greater detail below under the heading “Benchmarking.” When creating an executive’s overall compensation package, the different elements of compensation are considered in light of the role the executive will play in our achieving near-term and longer-term goals as well as the compensation packages provided to similarly situated executives at peer companies. We also tie short- and long-term cash and equity rewards to the achievement of measurable corporate and individual performance criteria to create incentives that we believe enhance executive performance. Such performance criteria vary depending on individual executives’ roles, but include value-adding achievements such as revenue generation, cost reduction, gains in production efficiency, and timely completion of undertakings. None of our employees are covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

Benchmarking

The Compensation Committee is composed entirely of non-employee directors under Rule 16b-3 of the Ex-change Act and outside directors under Section 162(m). The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Compensation Committee. In accordance with this authority, the Compensation Committee has retained the services of Compensia, an independent consulting firm that specializes in executive compensation consulting (the “Consultant”), to assist the Compensation Committee in evaluating the Company’s executive compensation program against the relevant market and to review executive compensation changes. The Consultant looked at incentive compensation, long-term stock options, restricted stock units (“RSUs”) and benefits. No other services were provided by the Consultant.

At the direction of the Compensation Committee, management created a survey (the “Executive Compensation Survey”) which compared the Company’s executive pay levels to those of a peer group of 15 companies as reported in the Radford Global Life Sciences Survey. The peer group was developed by targeting primarily companies with products in Phase 2 and Phase 3 clinical trials with a range of market capitalizations. The companies that comprised the peer group are: Affymax, Alnylam Pharmaceuticals, ArQule, Array BioPharma, BioCryst Pharmaceuticals, Dyax, Immunomedics, Infinity Pharmaceuticals, Neurocrine Biosciences, Osiris Therapeutics, Repligen, Targacept, Trius Therapeutics, Vical and XenoPort.

As noted above, the Compensation Committee considers various benchmarks (i.e., the 25th percentile, the 50th percentile and the 75th percentile) based on the Executive Compensation Survey and chooses a benchmark for a particular year based on the level it deems most appropriate for the Company. For 2012, the Compensation Committee chose the 50th percentile as the benchmark. This process is performed to ensure that total compensation is competitive within the industry and appropriate when certain levels of performance are achieved. If, based on this evaluation, the Compensation Committee determines that the Company’s current compensation levels are not appropriate or tailored to our compensation objectives, then the Compensation Committee may adjust the applicable compensation levels and targets accordingly.

As part of the benchmarking process, the Compensation Committee recognizes the practical reality that job responsibilities of persons with similar titles may vary significantly from company to company and that a person’s title is not necessarily descriptive of a person’s duties. The Compensation Committee considers the scope and complexity of executive positions within the Executive Compensation Survey and compares these positions to the scope and complexity of our executive positions. The result is an assessment of the compensation being paid to our executives in light of the compensation being paid to persons performing duties of similar scope and complexity at the companies participating in the Executive Compensation Survey. The Compensation Committee uses this assessment to assist it in making decisions regarding appropriate compensation levels for our executive positions. The underlying principle of the evaluation methodology is to focus on identifying those positions that have a scope and complexity of responsibilities that are comparable to those duties exercised by each of our particular executives.

Compensation Components

Base Salary.    The base salary paid to an officer is determined on the basis of the individual’s overall experience, responsibility, performance and compensation level in his or her prior position (for newly hired officers), the individual’s overall performance and compensation level at the Company during the prior year (for current employees), the compensation levels of peer companies (including the biotechnology companies listed above) and other labor markets in which the Company competes for employees, the performance of the Company’s Common Stock during the prior fiscal year and such other factors as may be appropriately considered by the Board, by the Compensation Committee and by management in making its proposals to the Compensation Committee.

Long-Term Incentive Program.    Long-term incentive compensation principally takes the form of incentive and non-qualified option grants and awards of RSUs pursuant to stockholder-approved equity-based compensation plans. These grants and awards are designed to promote the convergence of long-term interests between the Company’s key employees and its stockholders; specifically, the value of options granted and RSUs awarded will increase or decrease with the value of the Company’s Common Stock. In this manner, key individuals are rewarded commensurately with increases in stockholder value. Option grants also typically include a 4-year vesting period, and RSU awards typically include a 3-year vesting period, to encourage continued employment. The size of a particular option grant or RSU award is determined based on the individual’s position and contribution to the Company.

For grants and awards during 2012, the number of options granted and RSUs awarded were determined based on employee performance and perceived potential, the numbers of options granted to such individuals in the previous fiscal year, the aggregate number of options and RSUs held by such individual, the number of options granted and RSUs awarded to similarly situated individuals in the pharmaceutical and biotechnology industries, the price of the Company’s Common Stock relative to other companies in such industries and the resulting relative value of such options and RSUs. No specific measures of corporate performance were considered.

In February of 2012, the Company awarded 54,615 RSUs to Dr. Paul D. Rubin. In May of 2012, the Board approved the promotion of Dr. Rubin to the position of Senior Vice President, Research and Development and Chief Medical Officer, effective April 24, 2012, and granted options to purchase 24,600 shares of Common Stock and awarded 14,000 RSUs.

In July of 2012, the Company granted stock options and awarded RSUs to officers of the Company. Mr. Varian was granted options to purchase 391,805 shares of Common Stock and awarded 283,721 RSUs. Dr. Scannon was granted options to purchase 67,381 shares of Common Stock and awarded 48,793 RSUs. Dr. Rubin was granted options to purchase 110,813 shares of Common Stock and awarded 80,244 RSUs. Mr. Kurland was granted options to purchase 78,978 shares of Common Stock and awarded 57,191 RSUs. Mr. Wells was granted options to purchase 70,841 shares of Common Stock and awarded 51,298 RSUs. These awards were determined after consideration by the Compensation Committee of the executives’ ownership targets and the Company’s progress toward its business objectives.

Historically, option grants intended as long-term incentive compensation have been made pursuant to the Company’s 1981 Share Option Plan (the “Option Plan”) and Restricted Share Plan (the “Restricted Plan”). In

May of 2010, the Compensation Committee and the full Board adopted, and in July of 2010 the Company’s stockholders approved, a new equity-based compensation plan, the XOMA Corporation 2010 Long Term Incentive and Stock Award Plan, which was amended with stockholder approval in May of 2011 and amended and restated in December of 2011 to give effect to the Company’s change of jurisdiction of incorporation from Bermuda to Delaware (the “Long Term Incentive Plan”). The Long Term Incentive Plan is intended to consolidate the Company’s long-term incentive compensation under a single plan, by replacing the Option Plan, the Restricted Plan and the 1992 Directors Share Option Plan (the “Directors Plan”) going forward and to provide a more current set of terms pursuant to which to provide this type of compensation.

Cash Bonus Plans.

CEO Incentive Compensation Plan.    In 2004, the Compensation Committee, the Board and the stockholders approved the CEO Incentive Compensation Plan (the “CICP”) in order to make the CEO’s compensation more commensurate with that of industry peers and because the Compensation Committee believed that it was not appropriate to include the CEO in the Management Incentive Compensation Plan given the CEO’s active role in administering that plan.

Only our CEO is eligible to participate in the CICP and, depending on his or her performance and that of the Company, earn incentive compensation. As soon as practicable after the end of each fiscal year (the “Plan Period”), the Compensation Committee recommends to the Board and the Board determines whether and to what extent certain pre-established Company objectives for that Plan Period (“Company Objectives”) have been met, each Company Objective having been assigned a percentage toward completion of the Company Objectives overall (each, a “Achievement Percentage”). For each Plan Period, unless 70% of the Company Objectives for that Plan Period have been met, no incentive compensation will be awarded. The Board retains considerable discretion both in determining the extent to which the Company Objectives are achieved and in considering additional factors which may influence its overall determinations.

The incentive compensation under the CICP is weighted based 50% on meeting Company Objectives, 30% based on CEO evaluation form criteria (relating to leadership, strategic and succession planning, financial matters, human resources, communications and external and board relations) and 20% based on an evaluation of individual performance objectives by the Compensation Committee. The award opportunity range for the CEO expressed as a percentage of his or her base salary is as follows: minimum award opportunity—25%; target award opportunity—50%; and maximum award opportunity—75%, in each case, of base salary.

The performance of the CEO is typically rated as soon as practicable following the conclusion of the Plan Period. Distribution of incentive compensation is generally made in February or March of the succeeding year after the Plan Period. The incentive awards granted under the CICP are payable in cash.

Management Incentive Compensation Plan.    Certain employees are compensated through the Management Incentive Compensation Plan (the “MICP”), in which officers (other than the CEO) and employees who have the title of Senior Director, Director or Manager, as well as certain additional discretionary participants chosen by the CEO, are eligible to participate. Under the MICP, at the beginning of each Plan Period, the Board (with advice from the Compensation Committee) establishes a target incentive compensation pool, which is then adjusted at year-end to reflect the Company’s performance in achieving the Company Objectives.

After each Plan Period, the Board, based on the recommendation of the Compensation Committee, makes a determination as to the performance of the Company and MICP participants in meeting the Company Objectives and individual objectives for that Plan Period, which are determined from time to time by the Board in its sole discretion. Awards to MICP participants vary depending upon the level of achievement of the Company Objectives, the size of the incentive compensation pool and the MICP participants’ base salaries and performance during the Plan Period as well as their expected ongoing contribution to the Company. The Company must meet a minimum percentage of the Company Objectives (currently 70%) for a particular Plan Period before any awards are made under the MICP for that Plan Period. The Board retains considerable discretion both in determining the extent to which the Company Objectives are achieved and in considering additional factors which may influence its overall determinations.

For officers, including the executive officers named in the “Summary Compensation Table” below other than the CEO, the incentive compensation under the MICP is weighted based 50% on meeting Company Objectives, 30% based on individual objectives and 20% based on a discretionary evaluation by the CEO. The target awards for these officers as a percentage of base salary range from 30% to 40%, with an award opportunity range of 15% to 60% of base salary. For other MICP participants, the incentive compensation is weighted based either 40% or 30% on meeting Company Objectives, either 40% or 50% on individual objectives and, in all cases, 20% on a discretionary evaluation by the CEO. The award opportunities for these participants as a percentage of base salary range from a minimum of 5% to a maximum of 37.5% of base salary, depending on among other things the participants’ position within the Company.

The performance of the MICP participants is typically rated as soon as practicable following the conclusion of the Plan Period. Distribution of incentive compensation is generally made in February or March of the succeeding year after the Plan Period. Awards under the MICP are payable in cash.

As of December 31, 2012, 111 individuals were determined to be eligible to participate in the MICP, including four of the executive officers named in the “Summary Compensation Table” below other than Messrs. Varian and Margolin.

Bonus Compensation Plan.    Employees who are not eligible to participate in the CICP or the MICP may be also compensated through the Bonus Compensation Plan (the “BCP”). Under the BCP, at the beginning of each Plan Period, the Board (with advice from the Compensation Committee) establishes a target incentive compensation pool, which is then adjusted at year-end to reflect the Company’s performance in achieving the Company Objectives.

After each Plan Period, the Board, based on the recommendation of the Compensation Committee, makes a determination as to the performance of the Company and BCP participants in meeting the Company Objectives, which are determined from time to time by the Board in its sole discretion. Awards to BCP participants vary depending upon the level of achievement of the Company Objectives, the size of the incentive compensation pool and the BCP participants’ base salaries. The Company must meet a minimum percentage of the Company Objectives (currently 70%) before any awards are made under the BCP. Awards under the BCP are payable in cash.

As of December 31, 2012, 52 individuals were determined to be eligible to participate in the BCP.

Bonus Determinations for 2012.    For 2012, the Compensation Committee recommended and the Board approved the following Company Objectives: (1) manage the Company’s financial resources in order to end the year with at least $42.9 million in cash and cash equivalents, which was assigned a 20% Achievement Percentage; (2) advance the development of the Company’s lead product candidate, gevokizumab, which was assigned a 30% Achievement Percentage; (3) advance the Company’s bio-defense product, XOMA 3AB, and the Company’s related portfolio of anti-botulism product candidates, which was assigned a 10% Achievement Percentage; (4) develop and implement site plans and manufacturing technology transfer appropriate in light of the Company’s 2012 restructuring that reduced headcount and manufacturing facilities, which was assigned a 15% Achievement Percentage; (5) advance the development and commercialization of the Company’s portfolio of fixed-dose combination products, which was assigned a 10% Achievement Percentage; (6) advance the Company’s antibody technologies and pipeline of preclinical product candidates, which was assigned a 10% Achievement Percentage; and (7) complete a transaction out-licensing one of the Company’s XMet product candidates, which was assigned a 10% Achievement Percentage. In February of 2013, the Board concluded that the second, third, fifth and sixth Corporate Objectives had been achieved, that the first and fourth had been exceeded, and that the seventh had not been achieved.

In addition to the foregoing Company Objectives, the Compensation Committee also took into consideration the Company’s development and completion of a long-term strategic plan. After evaluating the relevant facts and circumstances, the Board concluded that the minimum percentage (70%) of the Company Objectives had been exceeded for the 2012 Plan Period and that as a result awards could be made under the MICP for that Plan Period.

Under the CICP, Mr. Varian’s individual objectives for 2012 were identical to the Company Objective described above.

Individual objectives for 2012 under the MICP for Dr. Scannon were to: (1) create and lead the XOMA Target Committee, (2) carry out his role in connection with the sixth Corporate Objective described above with respect to initiation of new antibody discovery and development programs, (3) carry out his role in connection with the sixth Corporate Objective described above with respect to leading the Company’s government affairs program to seek additional funding relevant to preclinical activities, (4) carry out his role in connection with the second Corporate Objective described above with respect to leading the government affairs program to seek additional funding for gevokizumab proof-of-concept studies, and (5) carry out his role in connection with the seventh Corporate Objectives described above with respect to revenue generation from antibody technology and preclinical pipeline deals. In February of 2013, the CEO determined and the Compensation Committee concurred that Dr. Scannon had achieved the first, second and third objectives, did not achieve his fifth objective, and partially achieved the fourth objective.

Individual objectives for 2012 under the MICP for Dr. Rubin were to: (1) carry out his role in connection with the second Corporate Objective described above, (2) carry out his role in connection with fifth Corporate Objective described above with respect to the clinical aspects thereof, (3) carry out his role in connection with the first Corporate Objective described above, and (4) carry out his role in connection with the sixth Corporate Objective described above with respect to clinical assessments. In February of 2013, the CEO determined and the Compensation Committee concurred that Dr. Rubin had partially achieved the first such objective, exceeded the second and third such objectives, and achieved the fourth such objective. In addition, the CEO and the Compensation Committee took into consideration the Dr. Rubin’s assumption of leadership for all of Research and Development in early 2012.

Individual objectives for 2012 under the MICP for Mr. Kurland were to: (1) carry out his role in connection with the first Corporate Objective described above with respect to outside sources of cash and operational expenses, (2) carry out his role in connection with the first Corporate Objective described above with respect to increasing XOMA’s visibility in the institutional investment community and increasing institutional holdings. (3) carry out his role in connection with the fourth Corporate Objective, (4) ensure appropriate financial and business controls are in place, and (5) maintain appropriate budget spending levels. In February of 2013, the CEO determined and the Compensation Committee concurred that Mr. Kurland had achieved the first, third, fourth, and fifth such objectives and exceeded the second such objectives. In addition, the CEO and the Compensation Committee took into consideration Mr. Kurland’s success in obtaining additional financings and also managing the Legal Department from July 2012.

Individual objectives for 2012 under the MICP for Mr. Wells were to: (1) strengthen organizational capability and effectiveness, (2) ensure effective planning and implementation of the 2012 streamlining initiative, (3) implement a formal succession planning process for key positions, (4) complete migration to a new enterprise resource planning system, (5) carry out his role in connection with the fourth Corporate Objective described above, and (6) ensure adherence to information technology controls. In February of 2013, the CEO determined and the Compensation Committee concurred that Mr. Wells had exceeded the second objective and, other than the fourth, achieved the remaining objectives. In addition, the CEO and the Compensation Committee took into consideration Mr. Wells’ success in supporting the Company’s internal restructuring throughout 2012.

As to the portion of Mr. Varian’s bonus based on CEO evaluation form criteria and on an evaluation of the CEO’s individual performance objectives, the Compensation Committee determined to include additional percentages of 43.8% and 30%, respectively, of Mr. Varian’s target bonus amount as portions of his bonus. The CEO determined and the Compensation Committee concurred to include 20% of each other named executive officer’s target bonus amount as the portion of such officer’s bonus based on a discretionary evaluation.

As a result of retirement in August of 2012 due to the Company’s determination to restructure its legal services function, and pursuant to his employment agreement at that time, Mr. Margolin was entitled to receive as severance, in 2013, 0.75 times his then-current base salary and a pro-rated portion of his then-current target bonus. Because this was a contractual obligation of the Company, no determination of Mr. Margolin’s achievement of the Company Objectives was required to be made for this purpose.

The evaluation process and resulting determinations described above resulted in cash bonus payments under the CICP and the MICP to the executive officers named in the “Summary Compensation Table” below, other than Mr. Margolin, for 2012 as follows:

Name	Base Salary	Target Bonus Percentage	Target Bonus Amount	Actual Bonus Percentage	Actual Bonus Amount
John Varian	$473,894	50%	$237,500	61.94%	$293,524
Patrick J. Scannon, M.D., Ph.D.	$417,104	35%	$145,986	31.55%	$131,607
Paul D. Rubin, M.D.	$372,776	40%	$130,472	40.36%	$150,465
Fred Kurland	$337,082	40%	$134,833	43.26%	$145,822
Charles C. Wells	$324,744	35%	$113,660	35.12%	$114,058

Other Compensation.    The Company maintains broad-based benefits and perquisites that are provided to all employees, including health insurance, life and disability insurance, vision and dental insurance, a 401(k) plan and temporary housing and other living expenses for relocated employees. The Company also maintains an Employee Stock Purchase Plan, designed to give employees an opportunity to purchase shares of Common Stock through payroll deductions, thereby encouraging employees to share in the economic growth and success of the Company.

Tax Treatment.    Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally limits the deductible amount of annual compensation paid to certain individual executive officers (i.e., the chief executive officer and the four other most highly compensated executive officers of the Company) to no more than $1 million. However, qualifying performance-based compensation will be excluded from the $1 million cap on deductibility. We consider tax deductibility under Section 162(m) as a factor in our compensation decisions. However, we retain the ability to authorize certain compensation payments that may not satisfy the tax deductibility requirements under Section 162(m) if it is determined that such payments are appropriate to attract and/or retain executive talent or otherwise promote our corporate objectives. The Company and the Compensation Committee will continue to review tax consequences as well as other relevant considerations in connection with compensation decisions.

Compensation Risk Assessment

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company. We believe that our approach to goal-setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value. We believe we have allocated our compensation among base salary and short- and long-term compensating target opportunities in such a way as not to encourage excessive risk-taking.

Summary Compensation Table

The following table sets forth certain summary information for the prior three years concerning the compensation earned by the Company’s Chief Executive Officer, Chief Financial Officer, our three other most highly compensated officers who were named executive officers of the Company as of December 31, 2012 and Mr. Margolin, the Company’s former Vice President, General Counsel and Secretary who retired in 2012 a result of the Company’s determination to restructure its legal services function.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)(4)	Total ($)
John Varian	2012	$473,894	$0	$1,359,275	$1,344,286	$293,524	N/A	$13,033	$3,484,012
(Chief Executive Officer)*	2011	$134,872	$65,000	$22,807	$152,069	$0	N/A	$59,550	$434,298
	2010	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Patrick J. Scannon, M.D., Ph.D.	2012	$417,104	$0	$172,239	$173,007	$131,607	N/A	$21,474	$915,432
(Executive Vice President and	2011	$410,940	$0	$114,847	$266,258	$114,690	N/A	$13,003	$919,738
Chief Scientific Officer)	2010	$399,040	$0	$0	$242,140	$179,539	N/A	$14,102	$834,821

Paul D. Rubin, M.D.	2012	$372,776	$0	$399,862	$326,722	$150,465	N/A	$100,279	$1,350,104
(Senior Vice President,	2011	$199,641	$0	$0	$517,368	$72,495	N/A	$64,030	$853,534
Clinical Development and	2010	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Chief Medical Officer)

Fred Kurland	2012	$337,082	$0	$201,884	$202,784	$145,822	N/A	$16,236	$903,808
(Vice President, Finance and Chief Financial Officer)	2011	$332,100	$0	$114,562	$266,767	$122,599	N/A	$25,430	$861,458
	2010	$322,400	$0	$0	$221,961	$166,681	N/A	$13,555	$724,597

Christopher J. Margolin	2012	$236,310	$0	$0	$0	$0	N/A	$74,407	$310,717
(Vice President, General Counsel and Secretary)**	2011	$355,720	$0	$115,557	$264,998	$105,205	N/A	$26,329	$867,809
	2010	$347,020	$0	$0	$252,229	$146,660	N/A	$26,696	$772,605

Charles C. Wells	2012	$324,744	$0	$181,082	$181,891	$114,058	N/A	$12,976	$814,752
(Vice President, Human	2011	$312,142	$0	$56,865	$134,123	$100,784	N/A	$22,019	$625,933
Resources and Information	2010	$312,100	$0	$0	$50,441	$132,721	N/A	$10,493	$505,755
Technology)

*	Mr. Varian became CEO in January of 2012 after serving as Interim Chief Executive Officer since August 31, 2011.
**	Mr. Margolin retired as Vice President, General Counsel and Secretary effective August 31, 2012 a result of the Company’s determination to restructure its legal services function.
(1)	The amounts in this column do not reflect compensation actually received by the named executive officers but represent the aggregate grant date fair value for option awards calculated in accordance with FASB ASC Topic 718. See Note 9 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (the “2012 Form 10-K”) regarding assumptions underlying valuation of equity awards.
(2)	The amounts in this column do not reflect compensation actually received by the named executive officers but represent the aggregate grant date fair value for option awards calculated in accordance with FASB ASC Topic 718. See Note 9 of the consolidated financial statements in the Company’s 2012 Form 10-K regarding assumptions underlying valuation of equity awards.
(3)	The amounts in this column for 2012 for Drs. Scannon and Rubin and Messrs. Kurland and Wells represent awards under the Company’s MICP paid in 2013 relating to performance in 2012. The amounts in this column for 2011 for Drs. Scannon and Rubin and Messrs. Kurland, Margolin, and Wells represent awards under the Company’s MICP paid in 2012 relating to performance in 2011. The amounts in this column for 2010 for Drs. Scannon and Rubin and Messrs. Kurland, Margolin and Wells represent awards under the MICP paid in 2011 relating to performance in 2010. The section titled “Compensation Discussion and Analysis” in this proxy statement provides additional information regarding the Company’s MICP.

(4)	Amounts in this column for 2012, 2011 and 2010 include:

Mr. Varian—(a) Company shares of Common Stock contributed to an account under the Company’s Deferred Savings Plan in the amount of 4,455 and 9,341 respectively; and (b) group term life insurance premiums in the amount of $1,782 and $445, respectively.

Dr. Scannon—(a) Company shares of Common Stock contributed to an account under the Company’s Deferred Savings Plan in the amounts of 4,455 , 9,524 and 2,343 shares of Common Stock, respectively; (c) group term life insurance premiums in the amount of $10,223, $2,003 and $2,301, respectively; and (d) miscellaneous gifts in the amount of $892 in 2010.

Dr. Rubin—(a) Company shares of Common Stock contributed to an account under the Company’s Deferred Savings Plan in the amount of 2,214 and 2,207 respectively; and (b) group term life insurance premiums in the amount of $3,362 and $1,376, respectively.

Mr. Kurland—(a) cash payments in lieu of earned vacation and/or personal holidays in the amounts of $12,773 in 2011; (b) Company shares of Common Stock contributed to an account under the Company’s Deferred Savings Plan in the amounts of 4,455, 9,524 and 2,343 shares of Common Stock, respectively; (b) group term life insurance premiums in the amounts of $4,986, $1,657 and $1,857, respectively; and (c) miscellaneous gifts in the amount of $789 in 2010.

Mr. Margolin—(a) cash payments in lieu of earned vacation and/or personal holidays in the amounts of $56,933, $13,681 and $13,346, respectively; (b) Company shares of Common Stock contributed to an account under the Company’s Deferred Savings Plan in the amounts of 4,455, 9,524 and 2,343 shares of Common Stock, respectively; (c) group term life insurance premiums in the amounts of $6,223 , $1,648 and $1,952, respectively; and (d) miscellaneous gifts in the amount of $489 in 2010.

Mr. Wells—(a) cash payments in lieu of earned vacation and/or personal holidays in the amounts of $12,305 in 2011; (b) Company shares of Common Stock contributed to an account under the Company’s Deferred Savings Plan in the amount of 3,215, 7,023 and 1,662, respectively; (c) group term life insurance premiums in the amount of $4,857, $1,603 and $1,800, respectively; and (d) miscellaneous gifts in the amount of $892 in 2010.

Company shares of Common Stock contributed under the Company’s Deferred Savings Plan were valued in 2012, 2011 and 2010 at fiscal year-end formula prices of $2.52, $1.15 and $4.69, respectively, per share.

Grants of Plan-Based Awards

The following table contains information concerning the grant of awards to our named executive officers under any plan during 2012.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Securities Underlying Options (#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)
		Threshold (5)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John Varian	1/4/2012	—	—	—	—	—	—	—	330,392	$1.24	$298,047
	1/4/2012	—	—	—	—	—	—	—	44,608	$1.24	$40,241
	7/19/2012	—	—	—	—	—	—	—	391,805	$3.53	$1,005,999
	1/4/2012	—	—	—	—	—	—	288,500	—	—	$357,740
	7/19/2012	—	—	—	—	—	—	283,721	—	—	$1,001,535
	—	$118,750	$237,500	$356,250	—	—	—	—	—	—	—

Patrick J. Scannon, M.D., Ph.D.	7/19/2012	—	—	—	—	—	—	—	67,381	$3.53	$173,007
	7/19/2012	—	—	—	—	—	—	48,793	—	—	$172,239
	—	$72,993	$145,986	$218,980	—	—	—	—	—	—

Paul D. Rubin, M.D.	5/24/2012	—	—	—	—	—	—	—	24,600	$2.36	$42,199
	7/19/2012	—	—	—	—	—	—	—	110,813	$3.53	$284,523
	2/10/2012	—	—	—	—	—	—	54,615	—	—	$83,561
	5/24/2012	—	—	—	—	—	—	14,000	—	—	$33,040
	7/19/2012	—	—	—	—	—	—	80,244	—	—	$283,261
	—	$65,236	$130,472	$195,707	—	—	—	—	—	—

Fred Kurland	7/19/2012	—	—	—	—	—	—	—	78,978	$3.53	$202,784
	7/19/2012	—	—	—	—	—	—	57,191	—	—	$201,884
	—	$67,416	$134,833	$202,249	—	—	—	—	—	—

Christopher J. Margolin	—	—	—	—	—	—	—	—	—	$—	$—

Charles C. Wells	7/19/2012	—	—	—	—	—	—	—	70,841	$3.53	$181,891
	7/19/2012	—	—	—	—	—	—	51,298	—	—	$181,082
	—	$56,830	$113,660	$170,491	—	—	—	—	—	—

(1)	These columns set forth the threshold, target and maximum cash bonus amounts for each named executive officer for the year ended December 31, 2012 under the CICP or the MICP, as applicable, as discussed above in “Compensation Discussion and Analysis—Compensation Components—Cash Bonus Plans”. The actual cash bonus awards earned for the year ended December 31, 2012 are set forth in the “Summary Compensation Table” above (other than for Mr. Margolin, who retired effective August 31, 2012 a result of the Company’s determination to restructure its legal services function). As such, the amounts set forth in this column do not represent actual compensation earned by these named executive officers for the year ended December 31, 2012.
(2)	The grant date fair values were calculated in accordance with FASB ASC 718. See Note 9 of the consolidated financial statements in our 2012 Form 10-K regarding assumptions underlying valuation of equity awards.

Outstanding Equity Awards as of December 31, 2012

The following table provides information as of December 31, 2012 regarding unexercised options and restricted common stock awards held by each of our named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
John Varian	4,666	0	0	$16.05	12/8/2018
	2,333	0	0	$11.40	5/21/2019
	5,000	0	0	$5.235	7/21/2020
	7,800	0	0	$5.83	1/7/2021
	5,000	0	0	$3.03	5/26/2021
	92,351	13,193	0	$1.69	10/27/2021
	80,645	249,747	0	$1.24	1/4/2022
	5,293	39,315	0	$1.24	1/4/2022
	40,813	350,992	0	$3.53	7/19/2022
						485,050	$1,164,120

Patrick J. Scannon, M.D., Ph.D.	1,999	0	0	$49.95	2/26/2013
	1,999	0	0	$86.55	2/25/2014
	1,999	0	0	$21.00	2/23/2015
	2,000	0	0	$25.20	2/28/2016
	2,666	0	0	$50.85	2/21/2017
	26,666	0	0	$55.05	10/31/2017
	5,333	0	0	$40.65	2/21/2018
	13,332	0	0	$8.40	2/26/2019
	54,998	25,001	0	$7.35	3/1/2020
	88,673	1,887	0	$5.83	1/7/2021
	77,302	11,043	0	$1.69	10/27/2021
	7,019	60,362	0	$3.53	7/19/2012
						94,097	$225,833

Paul D. Rubin, M.D.	32,894	90,788	0	$3.04	5/31/2021
	62,106	54,212	0	$3.04	5/31/2021
	3,588	21,012	0	$2.36	5/24/2022
	11,543	99,270	0	$3.53	7/19/2022
						148,859	$357,262

Fred Kurland	53,332	0	0	$9.30	12/29/2018
	13,332	0	0	$8.40	2/26/2019
	50,416	22,916	0	$7.35	3/1/2020
	89,104	1,896	0	$5.83	1/7/2021
	73,438	14,687	0	$1.69	10/27/2021
	8,227	70,751	0	$3.53	7/19/2022
						102,383	$245,719

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Christopher J. Margolin	2,665	0	0	$49.95	2/26/2013
	665	0	0	$58.80	4/10/2013
	1,999	0	0	$86.55	2/25/2014
	1,999	0	0	$21.00	2/23/2015
	1,666	0	0	$26.70	10/25/2015
	2,000	0	0	$25.20	2/28/2016
	2,666	0	0	$50.85	2/21/2017
	1,000	0	0	$55.05	10/31/2017
	17,665	0	0	$55.05	10/31/2017
	5,333	0	0	$40.65	2/21/2018
	13,333	0	0	$8.40	2/26/2019
	83,332	0	0	$7.35	3/1/2020
	89,470	0	0	$5.83	1/7/2021
	88,890	0	0	$1.69	10/27/2021
						68,377	$164,105

Charles C. Wells	1,999	0	0	$49.95	2/26/2013
	1,999	0	0	$86.55	2/25/2014
	1,999	0	0	$21.00	2/23/2015
	2,000	0	0	$25.20	2/28/2016
	2,666	0	0	$50.85	2/21/2017
	19,999	0	0	$55.05	10/31/2017
	5,333	0	0	$40.65	2/21/2018
	13,333	0	0	$8.40	2/26/2019
	11,456	5,209	0	$7.35	3/1/2020
	45,179	961	0	$5.83	1/7/2021
	40,097	3,645	0	$1.69	10/27/2021
	7,380	63,461	0	$3.53	7/19/2022
						73,730	$176,952

(1)	Pursuant to SEC disclosure rules, the amount listed in this column represents the product of the closing market price per share of the Common Stock as of December 31, 2012 ($2.40) multiplied by the number of shares of stock or units subject to the award.

Option Exercises and Shares Vested

The following table sets forth the number of shares of Common Stock acquired upon exercise of options by each named executive officer during 2012 and the number of share awards held by each named executive officer that vested during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired On Vesting (#)	Value Realized on Vesting ($)
John Varian	0	$0	100,666	$277,838
Patrick J. Scannon, M.D., Ph.D.	0	$0	22,653	$62,522
Paul D. Rubin, M.D.	0	$0	0	$0
Fred Kurland	0	$0	22,596	$62,365
Christopher J. Margolin	0	$0	0	$0
Charles C. Wells	0	$0	11,216	$30,956

Pension Benefits

None of our named executive officers are covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

Non-Qualified Deferred Compensation

None of our named executive officers are covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Employment Contracts and Termination of Employment and Change of Control Arrangements

The Company has entered into an employment agreement with Mr. Varian, effective January 4, 2012, that provides for his employment as Chief Executive Officer at a salary of not less than $475,000 per year. Under the employment agreement, Mr. Varian is entitled to participate in any benefit plan for which key executives of the Company are eligible, including the CICP. Upon termination of his employment for any reason other than for cause or upon his resignation for good reason, Mr. Varian will be entitled to (i) a severance payment equal to his then-current annual base salary, (ii) a severance payment equal to the pro-rated portion of his then-current annual target bonus, (iii) payment for benefits coverage for 12 months, and (iv) outplacement services for 12 months not to exceed $15,000 in value, provided that if Mr. Varian is terminated other than for cause after December 31 of any year in which he was a participant in the CICP, then he will be entitled to receive his bonus payment for the year just ended consistent with his performance against his CICP objectives. Pursuant to this agreement, all payments and benefits to Mr. Varian thereunder are subject to his compliance with the confidentiality and non-competition provisions thereof. The employment agreement will continue for one year and will be automatically extended (without further action by the parties) for one year thereafter and again on each subsequent anniversary thereof, unless notice of non-extension of the term is given by either party.

The Company has entered into an employment agreement with Dr. Scannon, on December 16, 2011, that took effect on November 1, 2012 and provides for his employment as Executive Vice President and Chief Scientific Officer at a salary of not less than $410,940 per year. Under the agreement, Dr. Scannon is entitled to participate in any benefit plan for which key executives of the Company are eligible, including the MICP. Upon termination of his employment by the Company without cause or by Dr. Scannon upon his resignation for good reason, Dr. Scannon will be entitled to (i) a severance payment equal to 0.75 of his then-current annual base salary, (ii) a severance payment equal to the pro-rated portion of his then-current annual target bonus, (iii) payment for benefits coverage for nine months, and (iv) outplacement services for six months not to exceed $8,000 in value. Pursuant to this agreement, all payments and benefits to Dr. Scannon thereunder are subject to his compliance with the confidentiality and non-competition provisions thereof. The agreement will continue for one year and will be automatically extended (without further action by the parties) for one year thereafter and again on each subsequent anniversary thereof, unless terminated by mutual written consent of the parties.

The Company has entered into an employment agreement with Dr. Rubin, dated as of December 16, 2011, that provide for his employment as Vice President, Research and Development and Chief Medical Officer. On May 24, 2012, Dr. Rubin was promoted to the position of Senior Vice President, Research and Development and Chief Medical Officer. Following his promotion, Dr. Rubin’s base salary is set at not less than $380,000 per year. Under his employment agreement, Dr. Rubin will be entitled to participate in any benefit plan for which key executives of the Company are eligible, including the MICP. Upon termination of his employment for any reason other than for cause or upon his resignation for good reason, Dr. Rubin will be entitled to (i) a severance payment equal to 0.75 of his then-current annual base salary, (ii) a severance payment equal to the pro-rated portion of his then-current annual target bonus, (iii) payment for benefits coverage for nine months, and (iv) outplacement services for six months not to exceed $8,000 in value. Pursuant to his employment agreement, all payments and benefits to Dr. Rubin thereunder are subject to his compliance with the confidentiality and non-competition provisions thereof. Dr. Rubin’s employment arrangement continues for one year and will be automatically extended (without further action by the parties) for one year thereafter and again on each subsequent anniversary thereof, unless terminated by mutual written consent of the parties.

The Company has entered into an employment agreement with Mr. Kurland, on December 16, 2011, that took effect on November 1, 2012 and provides for his employment as Vice President, Finance and Chief Financial Officer at a salary of not less than $332,100 per year. Under the agreement, Mr. Kurland will be entitled to participate in any benefit plan for which key executives of the Company are eligible, including the MICP. Upon termination of his employment by the Company without cause or by Mr. Kurland upon his resignation for good reason, Mr. Kurland will be entitled to (i) a severance payment equal to 0.75 of his then-current annual base salary, (ii) a severance payment equal to the pro-rated portion of his then-current annual target bonus, (iii) payment for benefits coverage for nine months, and (iv) outplacement services for six months not to exceed $8,000 in value. Pursuant to this agreement, all payments and benefits to Mr. Kurland thereunder are subject to his compliance with the confidentiality and non-competition provisions thereof. The agreement will continue for one year and will be automatically extended (without further action by the parties) for one year thereafter and again on each subsequent anniversary thereof, unless terminated by mutual written consent of the parties.

The Company entered into an employment agreement with Mr. Margolin, dated as of December 16, 2011, that provided for his employment as Vice President, General Counsel and Secretary at a salary of not less than $355,720 per year. Under his employment agreement, Mr. Margolin was entitled to participate in any benefit plan for which key executives of the Company are eligible, including the MICP. Upon termination of his employment for any reason other than for cause or upon his resignation for good reason, Mr. Margolin was entitled to (i) a severance payment equal to 0.75 of his then-current annual base salary, (ii) a severance payment equal to the pro-rated portion of his then-current annual target bonus, (iii) payment for benefits coverage for nine months, and (iv) outplacement services for six months not to exceed $8,000 in value. Pursuant to his employment agreement, all payments and benefits to Mr. Margolin thereunder are subject to his compliance with the confidentiality and non-competition provisions thereof. As a result of the Company’s determination to restructure its legal services function, Mr. Margolin retired from employment with the Company effective August 31, 2012, and his employment agreement was terminated.

The Company has entered into an employment agreement with Mr. Wells, on December 16, 2011, that took effect on November 1, 2012 and provides for his employment as Vice President, Human Resources and Information Technology at a salary of not less than $318,000 per year. Under the agreement, Mr. Wells is entitled to participate in any benefit plan for which key executives of the Company are eligible, including the MICP. Upon termination of his employment by the Company without cause or by Mr. Wells upon his resignation for good reason, Mr. Wells will be entitled to (i) a severance payment equal to 0.75 of his then-current annual base salary, (ii) a severance payment equal to the pro-rated portion of his then-current annual target bonus, (iii) payment for benefits coverage for nine months, and (iv) outplacement services for six months not to exceed $8,000 in value. Pursuant to this agreement, all payments and benefits to Mr. Wells thereunder are subject to his compliance with the confidentiality and non-competition provisions thereof. The agreement will continue for one year and will be automatically extended (without further action by the parties) for one year thereafter and again on each subsequent anniversary thereof, unless terminated by mutual written consent of the parties.

Certain Other Payments Upon a Change of Control

Named Executive Officers.    Each of our named executive officers has entered into change of control severance agreements (the “Change of Control Agreements”) that may require us to make certain payments and/or provide certain benefits to certain executive officers in the event of a termination of employment or a change of control.

Change of Control.    A “change of control” is defined in the Change of Control Agreements as the occurrence of any of the following events: (i) a merger, amalgamation or acquisition in which the Company is not the surviving or continuing entity, except for a transaction the principal purpose of which is to change the jurisdiction of the Company’s organization; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; (iii) any other reorganization or business combination in which fifty percent (50%) or more of the Company’s outstanding voting securities are transferred to different holders in a single transaction or series of related transactions; (iv) any approval by the stockholders of the Company of a plan of complete liquidation of the Company; (v) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; or (vi) a change in the composition of the Board, as a result of which fewer than a majority of the directors are incumbent directors.

Vesting of Options.    If a named executive officer’s employment is involuntarily terminated within one month prior to signing an agreement for a change of control or 18 months after a change of control, the exercisability of all options granted to such named executive officer by the Company shall automatically be accelerated so that all such options may be exercised immediately upon such involuntary termination for any or all of the shares subject thereto and the post-termination exercise period shall be extended to 60 months or the remainder of the maximum term of the options (or such shorter period of time to avoid the application of Section 409A of the Code). The options shall continue to be subject to all other terms and conditions of the Company’s option plans and the applicable option agreements between the employee and the Company.

Outplacement Program.    If a named executive officer’s employment is involuntarily terminated within one month prior to signing an agreement for a change of control or 18 months after a change of control, the named executive officer will immediately become entitled to participate in a twelve month executive outplacement program provided by an executive outplacement service, at the Company’s expense not to exceed $15,000.

Cash Severance.    If a named executive officer’s employment is involuntarily terminated within one month prior to signing an agreement for a change of control or 18 months after a change of control, then the named executive officer shall be entitled to receive a severance payment equal to the sum of (A) an amount equal to one and one-half times (or, in the case of the CEO, two times) the named executive officer’s annual base salary as in effect immediately prior to the involuntary termination plus (B) an amount equal to one and one-half times (or, in the case of the CEO, two times) the named executive officer’s target bonus as in effect for the fiscal year in which the involuntary termination occurs.

Health and Other Benefits.    If a named executive officer’s employment is involuntarily terminated within one month prior to signing an agreement for a change of control or 18 months after a change of control, then for a period of 18 months (or, in the case of the CEO, 24 months) following such termination, (A) the Company shall make available and pay for the full cost of the coverage (plus, other than for the CEO, an additional amount to pay for the taxes on such payments, if any, plus any taxes on such additional amount) of the named executive officer and his or her spouse and eligible dependents under any group health plans of the Company on the date of such termination of employment at the same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for the named executive officer or such covered dependents on the date immediately preceding the date of his or her termination and (B) if the named executive officer is, at the time of such termination, an eligible participant in the Company’s mortgage differential program, the Company shall continue to make mortgage assistance payments to such named executive officer pursuant to such program as in effect at the time of such termination.

Compensation Committee Report on Executive Compensation

The Company’s compensation program for officers (including the named executive officers) is administered by the Compensation Committee, which is composed of four independent directors. Following review and approval by the Compensation Committee, all issues pertaining to officer compensation are submitted to the full Board for approval.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the 2012 Form 10-K.

Jack L. Wyszomierski, Chairman

Joseph M. Limber

W. Denman Van Ness

Timothy P. Walbert

Compensation of Directors

The primary objectives of the Company’s director compensation program are to enable the Company to attract, motivate and retain outstanding individuals and align their success with that of the Company’s stockholders through the creation of stockholder value. We attract and retain directors by benchmarking against companies in our industry of similar size to ensure that our director compensation packages remain competitive. The different elements of director compensation are considered in light of the compensation packages provided to similarly situated directors at peer companies.

The Nominating & Governance Committee has retained the services of the Consultant to assist in evaluating the Company’s director compensation program against the relevant market. At the direction of the Nominating & Governance Committee, management created a survey (the “Director Compensation Survey”) which compared the Company’s director pay levels to those of the same peer group of companies used in the Executive Compensation Survey. The benchmarking process for director compensation used by the Nominating & Governance Committee based on the Director Compensation Survey is substantially similar to the process used by the Compensation Committee for evaluating executive compensation described above under “Compensation Discussion and Analysis.”

The table below sets forth the 2012 compensation for members of the Board who were non-employee directors at any time during 2012. Mr. Varian (CEO) and Dr. Scannon (Executive Vice President and Chief Scientific Officer) are not listed in this table because they received no additional compensation for services as members of the Board or its committees.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total
W. Denman Van Ness	$84,417	$22,302	$22,386	$—	N/A	$—	$129,105
William K. Bowes, Jr.	$56,560	$19,824	$19,899	$—	N/A	$—	$96,283
Peter Barton Hutt	$41,000	$0	$34,308	$—	N/A	$—	$75,308
Joseph M. Limber(3)	$1,900	$45,696	$46,472	$—	N/A	$—	$94,068
Kelvin Neu(4)	$15,780	$59,304	$59,568	$—	N/A	$—	$134,652
Timothy P. Walbert	$59,088	$19,824	$19,899	$—	N/A	$—	$98,811
Jack L. Wyszomierski	$57,979	$19,824	$19,899	$—	N/A	$—	$97,702
Total	$316,724	$186,774	$222,430	$—	N/A	$—	$725,928

(1)	The stock award amounts represent the aggregate grant date fair value for restricted stock unit awards computed in accordance with FASB ASC Topic 718. See Note 9 of the consolidated financial statements in the 2012 Form 10-K regarding assumptions underlying valuation of equity awards. As of December 31, 2012, the aggregate awards amounts outstanding for each director listed on this table were as follows: Mr. Van Ness—23,201, Mr. Bowes—17,396, Mr. Hutt—0, Mr. Limber—16,800, Mr. Neu—16,800, Mr. Walbert—17,396, and Mr. Wyszomierski—17,396.
(2)	The option amounts represent the aggregate grant date fair value for option awards computed in accordance with FASB ASC Topic 718. See Note 9 of the consolidated financial statements in the 2012 Form 10-K regarding assumptions underlying valuation of equity awards. As of December 31, 2012, the aggregate option amounts outstanding for each non-employee director were as follows: Mr. Van Ness—85,452 (45,586 of which are held by The Van Ness 1983 Revocable Trust), Mr. Bowes—60,360, Mr. Hutt—90,398, Mr. Limber—23,200, Mr. Neu—23,200, Mr. Walbert—53,944, and Mr. Wyszomierski—53,390.
(3)	Mr. Limber was appointed to the Board effective December 12, 2012.
(4)	Mr. Neu was appointed to the Board effective July 19, 2012.

Director Compensation Policy

Effective May 24, 2012, each non-employee director will receive an annual retainer of $35,000, plus an additional (1) $20,000, in the case of the chairman of the Audit Committee, (2) $9,000, in the case of any other member of the Audit Committee, (3) $12,000, in the case of the chairman of the Compensation Committee or Nominating & Governance Committee, (4) $6,000, in the case of any other member of the Compensation Committee or Nominating & Governance Committee, and (5) $30,000, in the case of the Chairman of the Board. The Company’s directors do not receive meeting fees.

Additionally, each non-employee director will be granted options to purchase 23,200 shares of Common Stock and a restricted stock unit award of 16,800 pursuant to the Long Term Incentive Plan upon initial election to the Board and will be annually granted an option to purchase 11,600 shares of Common Stock (other than the Chairman of the Board, who is annually granted an option to purchase 13,050 shares of Common Stock) and a restricted stock unit award of 8,400 (other than the Chairman of the Board, who is annually granted an RSU of 9,450) pursuant to the Long Term Incentive Plan upon reelection to the Board, each at an exercise price per share equal to the closing market price of the shares of Common Stock on the date of grant. The Company granted stock options and awarded RSUs to directors of the Company. Mr. Bowes was granted options to purchase 11,600 shares of Common Stock and awarded 8,400 RSUs, Mr. Hutt was granted options to purchase 20,000 shares of Common Stock, Mr. Walbert was granted options to purchase 11,600 shares of Common Stock and awarded 8,400 RSUs, and Mr. Wyszomierski was granted options to purchase 11,600 shares of Common Stock and awarded 8,400 RSUs, all pursuant to the Long Term Incentive Plan and all options at an exercise price of $2.36 per share. Mr. Van Ness, the Chairman of the Board, was granted options to purchase 13,050 shares of Common Stock and awarded 9,450 RSUs, pursuant to the Long Term Incentive Plan, with the option exercise price of $2.36 per share. Mr. Neu was granted options to purchase 23,200 shares of Common Stock at an exercise price of $3.53 and awarded 16,800 RSUs upon appointment to the Board. Mr. Limber was granted options to purchase 23,200 shares of Common Stock at an exercise price of $2.72 and awarded 16,800 RSUs upon appointment to the Board.

Directors who are employees of the Company are neither paid any fees or other remuneration nor awarded stock options, restricted stock awards or shares of Common Stock of the Company for services as members of the Board or its committees, except that Mr. Varian continued to receive his standard compensation as a director while he was Interim Chief Executive Officer.

ITEM 1—ELECTION OF DIRECTORS

The Company’s directors are elected annually to serve until the next annual meeting of stockholders or until their successors are elected, or until their death, resignation or removal. The nominees for the Board are set forth below. Unless otherwise instructed, the proxy holders will vote all proxies received by them in the accompanying form for the nominees for directors listed below. In the event any nominee should become unavailable for election due to an unexpected occurrence, the proxies will be voted for any such substitute nominee as may be designated by the present Board to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any of the nominees listed below will be unable to serve. The nine candidates receiving the highest number of affirmative votes of the shares of Common Stock entitled to vote at the annual meeting will be elected as directors of the Company.

In the past, banks and brokerage firms were permitted under applicable rules to vote shares beneficially owned by their clients even when they had not received instructions on how to vote those shares regarding certain “discretionary” matters, including uncontested director elections. Due to recent changes in these rules, uncontested director elections are no longer “discretionary,” so if your shares are registered in the name of a bank or brokerage firm, you must follow your bank’s or brokerage firm’s instructions in order to participate in the election of our directors.

Nominees to the Board

Name	Title	Age
John Varian	Chief Executive Officer and Director	53
Patrick J. Scannon, M.D., Ph.D.	Executive Vice President, Chief Scientific Officer and Director	65
W. Denman Van Ness	Chairman of the Board	70
William K. Bowes, Jr.	Director	86
Peter Barton Hutt	Director	78
Joseph M. Limber	Director	60
Kelvin Neu	Director	40
Timothy P. Walbert	Director	45
Jack L. Wyszomierski	Director	57

John Varian was appointed Chief Executive Officer in January 2012 after serving as Interim Chief Executive Officer since August 31, 2011. He has been a director of the Company since December of 2008. He served as Chief Operating Officer of Aryx Therapeutics from December of 2003 to August of 2011 and as its Chief Financial Officer from April of 2006 to March of 2011. Prior to joining Aryx Therapeutics, Mr. Varian was the CFO of Genset S.A., where he was a key member of the team negotiating the company’s sale to Serono S.A. in 2002. Mr. Varian served on the Board of Nventa Biopharmaceuticals Corporation until the company merged with Akela Pharma Inc. in March of 2009. From October of 1998 to April of 2000, Mr. Varian served as Senior Vice President, Finance and Administration of Elan Pharmaceuticals, Inc., joining the company as part of its acquisition of Neurex Corporation. Prior to the acquisition, he served as Neurex Corporation’s CFO from June of 1997 until October of 1998. From 1991 until 1997, Mr. Varian served as the VP Finance and CFO of Anergen Inc. Mr. Varian was an Audit Principal/Senior Manager at Ernst & Young from 1987 until 1991 where he focused on life sciences. He is a founding member of the Bay Area Bioscience Center and a former chairman of the Association of Bioscience Financial Officers International Conference. Mr. Varian received a B.B.A. degree from Western Michigan University. Mr. Varian has significant experience in building biopharmaceutical companies and brings a specific focus on financing, corporate financial management and related matters to the Board.

Patrick J. Scannon, M.D., Ph.D. is one of the Company’s founders and has served as a director since its formation. Dr. Scannon became Executive Vice President and Chief Scientific Officer in February of 2011. Previously he was Executive Vice President and Chief Medical Officer beginning in March of 2009 and served as Executive Vice President and Chief Biotechnology Officer from May of 2006 until March of 2009, Chief Scientific and Medical Officer from March of 1993 until May of 2006, Senior Vice President from May of 1999 to May of 2006, Vice Chairman, Scientific and Medical Affairs from April of 1992 to March of 1993 and President from the Company’s formation until April of 1992. In 2007, Dr. Scannon was invited to join the newly formed National Biodefense Science Board, reporting to the Secretary of the Department of Health and Human Services. He also served on the Defense Sciences Research Council for the Defense Advanced Research Projects Agency (DARPA) and on the Threat Reduction Advisory Committee for the Department of Defense. In 2007, he was appointed to the Board of Directors of Pain Therapeutics, Inc., a biopharmaceutical company. From 1979 until 1981, Dr. Scannon was a clinical research scientist at the Letterman Army Institute of Research in San Francisco. A Board-certified internist, Dr. Scannon holds a Ph.D. in organic chemistry from the University of California, Berkeley and an M.D. from the Medical College of Georgia. Dr. Scannon’s experience in founding and building the Company is integral to the Company and its mission. His medical and scientific background, experience in all aspects of biopharmaceutical product discovery and development, board and government advisory experience and operational knowledge provide strategic guidance to the Company and the Board.

W. Denman Van Ness has been a director since October of 1981 and was appointed Lead Independent Director in January of 2008 and Chairman of the Board in August of 2011. He is Chairman of Hidden Hill Advisors, a venture capital consulting firm. From April of 1996 through October of 1999, he was a Managing Director of CIBC Capital Partners, an international merchant banking organization. From 1986 to 1996, Mr. Van Ness was a General Partner of Olympic Venture Partners II and Rainier Venture Partners, venture capital funds, and from 1977 until 1985, he was a General Partner of the venture capital group at Hambrecht & Quist, the manager of several venture capital funds. Mr. Van Ness brings to the Board an extensive understanding of corporate development and background in assessing a wide range of corporate funding sources and partnering opportunities. His leadership skills, including past service on the boards of other companies, contribute to his role as Chairman of the Board.

William K. Bowes, Jr. has been a director since February of 1986. He has been a General Partner of U.S. Venture Partners since 1981 and currently holds the position of Founding Partner. Mr. Bowes is a member of the Board or the Business Advisory Council of a number of academic initiatives at institutions such as Harvard University, Stanford University, the University of California, San Francisco and the University of California, Berkeley. Mr. Bowes provides exceptional knowledge and advice on capital markets and development strategies for biopharmaceutical companies.

Peter Barton Hutt, former Chief Counsel for the Food and Drug Administration (FDA), became a director in May of 2005. Mr. Hutt is currently Senior Counsel to the Washington, D.C. law firm of Covington & Burling, specializing in food and drug law. Since 1994, he has taught a course on food and drug law at Harvard Law

School and taught the same course at Stanford Law School in 1998. He is also a co-author of Food and Drug Law: Cases and Materials. Mr. Hutt is a member of the Institute of Medicine (IOM) of the National Academy of Sciences (NAS). He recently served on the Working Group on Innovation in Drug Development and Evaluation of President Obama’s Council of Advisors on Science and Technology (PCAST). He has served on a wide variety of academic and advisory boards, including the Panel on the Administrative Restructuring of the National Institutes of Health (NIH). Formerly, he has served on the IOM Executive Committee, Advisory Committee to the Director of the NIH, the NAS Committee on Research Training in the Biomedical and Behavioral Sciences, and the National Committee to Review Current Procedures for Approval of New Drugs for Cancer and AIDS established by the President’s Cancer Panel of the National Cancer Institute at the request of President George Bush. Mr. Hutt received his undergraduate degree from Yale University, and law degrees from Harvard University and New York University. Mr. Hutt currently serves as a director of Ista Pharmaceuticals, and Momenta Pharmaceuticals. Mr. Hutt’s extensive and unique combination of legal, government, and industry experience is a key asset to the Board. He brings significant insight into the regulatory aspects of pharmaceutical development.

Joseph M. Limber has been a director since December 12, 2012. Mr. Limber has served as President and Chief Executive Officer of Prometheus Laboratories Inc., a subsidiary of Nestlé Health Science, since December 2003 and as a member of its Board of Directors since January 2004. From January 2003 to July 2003, Mr. Limber was a consultant and interim Chief Executive Officer for Deltagen, Inc., a provider of drug discovery tools and services to the biopharmaceutical industry. From April 1998 to December 2002, Mr. Limber was the President and Chief Executive Officer of ACLARA BioSciences, Inc. (now Monogram Biosciences, Inc.), a developer of assay technologies and lab-on-a-chip systems for life science research. From 1996 to 1998, he was the President and Chief Operating Officer of Praecis Pharmaceuticals, Inc. (acquired by GlaxoSmithKline plc), a biotechnology company focused on the discovery and development of pharmaceutical products. Prior to Praecis, Mr. Limber served as Executive Vice President of SEQUUS Pharmaceuticals, Inc. (acquired by Alza Corporation and now part of the Johnson & Johnson family of companies). He also held management positions in marketing and sales with Syntex Corporation (now F. Hoffmann-La Roche Ltd.) and with Ciba-Geigy Corporation (now Novartis AG). Mr. Limber holds a B.A. from Duquesne University. Mr. Limber has successfully developed markets for specialty pharmaceutical products and managed the critical transition from research organization to commercial entity.

Kelvin Neu, M.D. is a Managing Director at Baker Bros. Investments. Baker Bros. Investments manages long-term investment funds focused on publicly traded life sciences companies, for major university endowments and foundations. Dr. Neu has been a Director of XOMA Corporation since July 2012 and previously served as a Director of Anormed Inc. and diaDexus Inc. Dr. Neu holds an A.B. (Summa Cum Laude) in Molecular Biology from Princeton University, and an M.D. from Harvard Medical School and the Harvard-MIT Division of Health Sciences and Technology. Dr Neu also spent three years in the Immunology Ph.D. program at Stanford University. Mr. Neu’s scientific background provides strategic guidance to the Company and the Board.

Timothy P. Walbert has been a director since November of 2010. Mr. Walbert is Chairman, President and Chief Executive Officer of Horizon Pharma, a publicly traded biopharmaceutical company focused on developing and commercializing innovative medicines for unmet therapeutic needs in arthritis, pain and inflammatory diseases. From 2007 until 2009, Mr. Walbert was President, Chief Executive Officer and a director of IDM Pharma, Inc., a publicly traded oncology-focused biotechnology company. During his tenure, he drove the process of achieving European regulatory approval for MEPACT™ for the treatment of osteosarcoma, reorganized the company and its management team, and led the successful acquisition of IDM by Takeda America in June 2009. Prior to IDM, he was Executive Vice President of Commercial Operations for NeoPharm, Inc., a publicly traded biopharmaceutical company, where he oversaw global marketing, sales, reimbursement, manufacturing and business development. From 2001 to 2005, Mr. Walbert was with Abbott in positions of increasing responsibility, most recently as Vice President, International Marketing responsible for overseeing strategy for the global cardiovascular franchise. As Abbott’s Divisional Vice President and General Manger for Immunology, Mr. Walbert created and had full P&L management of the global immunology franchise that led the global development and launch of HUMIRA®, the multi-indication biologic which achieved over $9 billion in 2012 sales. Prior to his tenure at Abbott, Mr. Walbert was with Searle/Pharmacia where he held several marketing roles for CELEBREX® in North America and coordinated international CELEBREX® launch and post-launch activities in key international markets. Mr. Walbert currently serves on the Board of Directors of Raptor Pharmaceutical Corp., the Board of the Biotechnology Industry organization, or BIO, the Board of the Illinois Biotechnology Association, or iBIO, and the Board of the Greater Chicago Arthritis Foundation. Mr. Walbert holds a B.A. degree from Muhlenberg College, Allentown, PA. Mr. Walbert provides the Board with extensive, executive experience in publicly traded biotechnology companies with a focus on commercial operations, regulatory affairs, finance and strategic planning.

Jack L. Wyszomierski has been a director since August of 2010. From 2004 until his retirement in 2009, Mr. Wyszomierski was Executive Vice President and Chief Financial Officer of VWR International, LLC, a global laboratory supply, equipment and distribution business that serves the world’s pharmaceutical and biotechnology companies, as well as industrial and governmental organizations. At Schering-Plough, a global health care company which had worldwide sales of over $8 billion in 2004, Mr. Wyszomierski held positions of increasing responsibility from 1982 to 2004 culminating in his appointment as Executive Vice President and Chief Financial Officer. Mr. Wyszomierski also serves on the Board of Directors of Athersys, Inc., Exelixis, Inc. and Unigene Laboratories, Inc. He holds an M.S. in Industrial Administration and a B.S. in Administration, Management Science and Economics from Carnegie Mellon University. Mr. Wyszomierski brings his considerable financial expertise to the Board and the Audit Committee.

Executive Officers

Mr. Varian and Dr. Scannon are executive officers of the Company. The remaining executive officers are listed below.

Paul D. Rubin, M.D. is the Company’s Vice President, Clinical Development & Chief Medical Officer. Dr. Rubin joined the Company in June of 2011. Prior to joining XOMA, Dr. Rubin was Chief Medical Officer at Funxional Therapeutics Ltd. He was Chief Executive Officer of Resolvyx Pharmaceuticals, Inc. from 2007 to 2009 and President and Chief Executive Officer of Critical Therapeutics, Inc. from 2002 to 2007. From 1996 to 2002, Dr. Rubin served as Senior Vice President, Development, and later as Executive Vice President, Research & Development at Sepracor. He was responsible for the successful development of all of Sepracor’s internally developed approved products including Xopenex®, Lunesta®, Xopenex HFA® and Brovana®. From 1993 to 1996, Dr. Rubin held senior level positions at Glaxo-Wellcome Pharmaceuticals, most recently as Vice President of Worldwide Clinical Pharmacology and Early Clinical Development. During his tenure with Abbott from 1987 to 1993, Dr. Rubin served as Vice President, Immunology and Endocrinology, where he successfully advanced zilueton, the first 5-lipoxygenase inhibitor, from discovery to approval for the treatment of asthma. Dr. Rubin received a BA from Occidental College and his M.D. from Rush Medical College. He completed his training in internal medicine at the University of Wisconsin.

Fred Kurland is the Company’s Vice President, Finance and Chief Financial Officer. He joined the Company on December 28, 2008. Mr. Kurland is responsible for directing the Company’s financial strategy, accounting, financial planning and investor relations functions. He has more than 30 years of experience in biotechnology and pharmaceutical companies including Aviron/MedImmune, Protein Design Labs and Syntex/Roche. Prior to joining XOMA, and between 2002 and 2008, Mr. Kurland served as Chief Financial Officer of Bayhill Therapeutics, Inc., Corcept Therapeutics Incorporated and Genitope Corporation. From 1998 to 2002, Mr. Kurland served as Senior Vice President and Chief Financial Officer of Aviron, the developer of FluMist, which was acquired by MedImmune in 2001. From 1996 to 1998, he was Vice President and Chief Financial Officer of Protein Design Labs, Inc., an antibody design company, and from 1995 to 1996, he served as Vice President and Chief Financial Officer of Applied Immune Sciences, Inc. Mr. Kurland also held a number of financial management positions at Syntex Corporation, a pharmaceutical company acquired by Roche, including Vice President and Controller between 1991 and 1995. He received his J.D. and M.B.A. degrees from the University of Chicago and his B.S. degree from Lehigh University.

Board Matters

Board Leadership Structure and Risk Oversight

The Company currently separates the positions of CEO and Chairman of the Board. Mr. Van Ness has served as Chairman of the Board since August 2011. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company. The Chairman of the Board is responsible for presiding at all executive sessions of the Board, consulting with the CEO on Board and committee meeting agendas, acting as a liaison between management and the independent directors, including maintaining frequent contact with the CEO and advising him on the efficiency of Board meetings, facilitating teamwork and communication between the independent directors and management, as well as additional responsibilities. The independent directors believe that Mr. Van Ness’s in-depth knowledge of the biopharmaceutical industry and vision for its development, as well as his leadership skills and style, make him the best-qualified director to serve as Chairman of the Board. In light of the separation of the CEO and Chairman of the Board positions, the Board determined that a separate position of Lead Independent Director was no longer necessary.

The Board is responsible for consideration and oversight of risks facing the Company and is responsible for ensuring that material risks are identified and managed appropriately. As set forth in the Audit Committee charter, the Audit Committee meets periodically with management in order to review the Company’s major financial exposures and the steps management has taken to monitor and control such exposures. In fulfilling this role, the Audit Committee conducts periodic risk assessments and reports its findings to the full Board. The Audit Committee also oversees related-party transactions.

Independence of the Board of Directors

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. In addition, applicable NASDAQ rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees be independent within the meaning of applicable NASDAQ rules. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.

Our Board undertook a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board determined that each of Messrs. Bowes, Hutt, Limber, Van Ness, Walbert and Wyszomierski qualifies as an “independent” director within the meaning of the NASDAQ rules. Accordingly, a majority of our directors are independent, as required under applicable NASDAQ rules. Our non-employee directors have been meeting, and we anticipate that they will continue to meet, in regularly scheduled executive sessions at which only non-employee directors are present.

Board Meetings

During the fiscal year ended December 31, 2012, the Board held 9 meetings. Each Board member attended at least 75% of the aggregate number of meetings of the Board and the committees of the Board on which he served that were held during the last fiscal year. Directors are encouraged to attend the Company’s annual meetings of stockholders where practicable. All of the current directors attended last year’s annual meeting of stockholders.

The Board has standing audit, compensation and nominating & governance committees.

Compensation Committee

The Compensation Committee is responsible for recommending and reviewing the compensation, including options and perquisites, of the Company’s officers and other employees. The Compensation Committee, currently consisting of Messrs. Wyszomierski (Chairman), Limber and Van Ness, held 4 meetings during 2012.

The Board has adopted a written charter for the Compensation Committee, a copy of which is available on the Company’s website at www.xoma.com. See “Compensation Committee Report on Executive Compensation” and “Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee who served on the Compensation Committee in 2012 or who presently serve on the Compensation Committee has interlocking relationships as defined by the SEC or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions.

Nominating & Governance Committee

The Nominating & Governance Committee assists the Board by identifying individuals qualified to become Board members, recommends to the Board the director nominees for the next annual meeting of stockholders, recommends to the Board the director nominees for each committee and develops, recommends to the Board and oversees the governance principles applicable to the Company. The Nominating & Governance Committee, currently consisting of Messrs. Bowes (Chairman), Hutt, Van Ness and Walbert, held 3 meetings during 2012. Each member of the Nominating & Governance Committee is “independent” as defined in the listing standards of NASDAQ. The Board has adopted a written charter for the Nominating & Governance Committee, a copy of which is available on the Company’s website at www.xoma.com.

The Nominating & Governance Committee’s charter provides that the committee will, on behalf of the Board, review letters from stockholders regarding the Company’s annual meeting and governance process. Beyond this, the committee has no formal policy regarding consideration of director candidates recommended by stockholders, in large part because the Company has never received from any of its stockholders a recommendation of a director nominee with reasonably adequate qualifications. The need for a more formal policy was considered and determined to be unnecessary by the committee. The committee will consider candidates recommended by stockholders, and a stockholder wishing to submit a recommendation should send a letter to the Secretary of the Company at 2910 Seventh Street, Berkeley, California 94710. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder and provide a complete listing of the candidate’s qualifications to serve on the Board, the candidate’s current principal occupation, most recent five-year employment history and current directorships and a statement that the proposed nominee has consented to the nomination, as well as contact information for both the candidate and the author of the letter. Stockholders may also nominate candidates who are not first recommended to the Nominating & Governance Committee by following procedures set forth in our by-laws.

To be considered by the Nominating & Governance Committee, a director nominee must have experience as a board member or senior officer of a company in the healthcare or other industries, have a strong financial background, be a leading participant in another field relative to the Company’s business or have achieved national prominence in a relevant field as a faculty member, professional or government official. In addition to these minimum requirements, the committee seeks director candidates based on a number of qualifications, including their independence, knowledge, judgment, leadership skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and complement the Board’s existing strengths. The Board believes that diversity with respect to all of these factors is an important consideration in appropriate Board composition.

The Board and the Nominating & Governance Committee begin the process of identifying and evaluating director nominees by seeking recommendations from a wide variety of contacts, including current executive officers and directors and industry, academic and community leaders. The Board or the committee may retain a search firm to identify and screen candidates, conduct reference checks, prepare biographies for review by the committee and the Board and assist in setting up interviews. The Nominating & Governance Committee and one or more of the Company’s other directors interview candidates, and the committee selects, and recommends to the full Board, nominees that best suit the Company’s needs.

Audit Committee

The Audit Committee is primarily responsible for approving the services performed by the Company’s independent registered public accounting firm and reviewing the Company’s accounting practices and systems of internal accounting controls. This committee held 6 meetings in 2012 and consisted of Messrs. Van Ness, Walbert (Chairman) and Wyszomierski. On May 24, 2012, Mr. Wyszomierski stepped down as Chairman of the Committee and Mr. Walbert was appointed Chairman by the Board on the same day. Each member of the Audit Committee is “independent” as defined in the listing standards of NASDAQ. The Board has determined that Mr. Wyszomierski is an “audit committee financial expert” as defined by the rules of the SEC. The Board has adopted a written charter for the Audit Committee, a copy of which is available on the Company’s website at www.xoma.com.

In accordance with rules established by the SEC, the Audit Committee has prepared the following report for inclusion in this proxy statement:

As part of its ongoing activities, the Audit Committee has:

•

met with management periodically to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting, and discussed these matters with the Company’s independent registered public accounting firm and with appropriate Company financial personnel;

•	regularly met privately with the independent registered public accounting firm, who have unrestricted access to the committee;

•	recommended the appointment of the independent registered public accounting firm and reviewed periodically their performance and independence from management;

•	reviewed the Company’s financing plans and reported recommendations to the full Board for approval and to authorize action;

•	reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2012;

•

discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended (AICPA AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T; and

•

received the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the 2012 Form 10-K.

Timothy P. Walbert, Chairman

W. Denman Van Ness

Jack L. Wyszomierski

ITEM 2—APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board, on the recommendation of its Audit Committee, recommends the appointment of Ernst & Young LLP (“Ernst & Young”) to serve as the Company’s independent registered public accounting firm for 2013. Ernst & Young has been acting as the Company’s independent registered public accounting firm since fiscal year 1998.

Audit Fees.    The aggregate fees billed for each of the 2011 and 2012 fiscal years for professional services rendered by Ernst & Young for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Form 10-Q, services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements and for attestation services related to Sarbanes-Oxley compliance for those fiscal years were $643,763 and $593,980, respectively.

Audit-Related Fees.    The aggregate fees billed for each of the 2011 and 2012 fiscal years for audit-related services rendered by Ernst & Young for audit-related were $113,650 and $239,962, respectively, excluding the services described in the preceding paragraph.

Tax Fees.    The aggregate fees billed for each of the 2011 and 2012 fiscal years for products and services provided by Ernst & Young for tax compliance, tax advice and tax planning were $42,800 and $59,991, respectively.

All Other Fees.    The aggregate fees billed for each of the 2011 and 2012 fiscal years for products and services provided by Ernst & Young other than the services reported in the three immediately preceding paragraphs were $39,500 and $1,995, respectively.

The Audit Committee considered whether the provision of the services covered in the four immediately preceding paragraphs of this section is compatible with maintaining Ernst & Young’s independence.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent accountants. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by the independent accountants, the committee considers whether such services are consistent with the auditor’s independence, whether the independent accountants are likely to provide the most effective and efficient service based on their familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. The committee has delegated pre-approval authority to its chairman, who must report any decisions to the committee at its next scheduled meeting.

The recommendation to appoint Ernst & Young is being submitted to the stockholders at the annual meeting. If such appointment is not made, the Board will consider other independent registered public accounting firms for appointment. The Board recommends voting “FOR” the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the 2013 fiscal year.

A representative of Ernst & Young is expected to be present at the meeting with an opportunity, if desired, to make a statement and to respond to your questions.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors to file initial reports of ownership and changes in ownership with the SEC and NASDAQ. Such executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the copies of the forms furnished to the Company and written representations from the Company’s executive officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports with respect to 2012 on a timely basis.

TRANSACTIONS WITH RELATED PERSONS

There were no reportable transactions with related persons during 2012. The Company or a subsidiary of the Company may occasionally enter into transactions with certain related persons, such as executive officers, directors or nominees for directors of the Company, their immediate family members or beneficial owners of more than 5% of the Company’s outstanding Common Stock, in which the related party has a direct or indirect material interest. Each such transaction is subject to review and pre-approval by the Audit Committee.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are XOMA stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stock-holders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or XOMA. Direct your written request to the Company’s principal office, at 2910 Seventh Street, Berkeley, California 94710, Attention: Secretary. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board does not know of any matters to be presented at this annual meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement. If other matters should properly come before the meeting, it is intended that the proxy holders will vote on such matters in accordance with their best judgment.

It is important that your shares of Common Stock be represented at the meeting, regardless of the number of shares of Common Stock which you hold. You are, therefore, urged to promptly vote your proxy by accessing the Internet, via a toll-free telephone number as instructed in the Notice, or if you have elected to receive a paper copy of the proxy materials, by completing, signing and returning the proxy card that is provided.

STOCKHOLDER PROPOSALS AND OTHER COMMUNICATIONS

A stockholder who intends to present a proposal at the 2014 meeting of stockholders must submit such proposal to the Company by December 12, 2013 for inclusion in the Company’s 2014 proxy statement and proxy card relating to such meeting. The proposal must be mailed to the Company’s principal office, at 2910 Seventh Street, Berkeley, California 94710, Attention: Secretary and must comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act. A stockholder who intends to submit a proposal that is not to be included in next year’s proxy materials, but that may be considered at the annual meeting of stockholders to be held in 2014, must do so in writing following the above instructions not earlier than the close of business on January 26, 2014 and not later than the close of business on February 25, 2014. We advise you to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the different notice submission date requirements in the event our annual meeting for 2014 is held more than 30 days before or 60 days after May 23, 2014. The section titled “Nominating & Governance Committee” in this proxy statement provides additional information on the director nomination process.

For all other stockholders communications with the Board or a particular director, a stockholder may send a letter to the Company’s principal office, at 2910 Seventh Street, Berkeley, California 94710, Attention: Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” The letter must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors.

By Order of the Board,

Fred Kurland
Vice President, Chief Financial Officer and Secretary

April 11, 2013

Berkeley, California

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if you

marked, signed and returned your proxy card.

INTERNET/MOBILE – www.eproxy.com/xoma Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 22, 2013.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 22, 2013.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

The Board of Directors recommends a vote FOR all of the nominees, and FOR Proposal 2.

1.	Election of	01 John Varian	06 Joseph M. Limber	☐	Vote FOR	☐	Vote WITHHELD
	directors:	02 Patrick J. Scannon, M.D.	07 Kelvin Neu		all nominees		from all nominees
		03 W. Denman Van Ness	08 Timothy P. Walbert		(except as marked)
		04 William K. Bowes, Jr.	09 Jack L. Wyszomierski
05 Peter Barton Hutt

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To appoint Ernst & Young LLP to act as the Company’s independent registered public accounting firm for the 2013 fiscal year; and	☐ For ☐ Against ☐ Abstain

3.	To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR each of the nominees and FOR Proposal 2.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

XOMA Corporation

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 23, 2013

9:00 a.m. Local Time

2910 Seventh Street

Berkeley, CA 94710

Important notice regarding the Internet availability of proxy materials for the annual meeting of stockholders. The Proxy Statement and the 2012 Annual Report to Shareholders are available at: http://wfss.mobular.net/wfss/XOMA.

XOMA Corporation	proxy

The undersigned hereby appoints JOHN VARIAN and FRED KURLAND, and each of them, with full power of substitution, as the proxy or proxies of the undersigned to vote all shares of common stock of XOMA Corporation (the “Company”) which the undersigned is entitled to vote at the annual meeting of stockholders of the Company to be held at the Company’s offices at 2910 Seventh Street, Berkeley, California on May 23, 2013, at 9:00 a.m. local time, and at any adjournment or postponement thereof, with all powers that the undersigned would have if personally present thereat.

See reverse for voting instructions.